Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Announces Completion of Reverse Stock Split

DENVER - October 30, 2020 - HighPoint Resources Corporation (the "Company") (NYSE: HPR) today announced the completion of the Company’s 1-for-50 reverse stock split of its common stock. The reverse split became effective at 12:02 a.m. Eastern Time on October 30, 2020 and the Company’s common stock will begin trading on a split-adjusted basis on the New York Stock Exchange at the market open today. As a result of the reverse stock split, every fifty pre-split shares of common stock outstanding has become one share of post-split common stock. Fractional shares that resulted from the reverse stock split were canceled and stockholders who would have otherwise held fractional shares as a result of the reverse stock split will be entitled to receive cash in lieu of such fractional shares.

The trading symbol for the Company’s common stock remains “HPR” and the new CUSIP number for the common stock following the reverse stock split is 43114K 207.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.